EXHIBIT 10.22

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND CONSOLIDATED CONVERTIBLE PROMISSORY NOTE

$970,000	October 15, 2013 Dallas, TX

For value received, Cerebain Biotech Corp., a Nevada corporation (the “Company”), promises to pay to Brad Vroom, an individual, or his assigns (the “Holder”) the principal sum of Nine Hundred Seventy Thousand Dollars ($970,000). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Standard Time, on October 15, 2015 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 5 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof. Interest shall accrue on the outstanding principal amount beginning on November 1, 2013, at the rate of seven and on-half percent (7.5%) per annum, compounded annually based on a 365-day year and shall continue on the outstanding principal until paid in full. In addition, the company shall issue to the holder 500,000 shares of the company’s common stock. This issuance will be completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

1. HISTORY OF THE NOTE. This Note is an amendment and consolidation of the following (collectively, the “Original Notes”);

a.	The Amended and Consolidated Promissory Note entered into by and between the Company and the Holder on or about March 14, 2013, for $600,000.;

b.	The Convertible Promissory Note entered into by and between the Company and the Holder on or about July 10, 2013, for $120,000; and

c.	The $50,000 loaned by the Holder to the Company on or about August 13, 2013, which amount was never documented.

With the execution of this Note the Company and the Holder acknowledge and agree that the Original Notes are void and unenforceable. With the execution of this Note, the Holder is loaning the Company an additional $200,000, which brings the total principal due under this Note to $970,000 when combined with the principal amounts due under the Original Notes. The Company and Holder hereby acknowledge that as of September 30, 2013, Fifty Seven Thousand Three Hundred Forty Seven Dollars ($57,347) interest has accrued on the Original Notes and is and owing to the Holder.

2. PREPAYMENT. The Company may at any time, upon thirty (30) days written notice (each a “Prepayment Notice”), prepay all or any part of the principal balance of this Note, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, prepaid to the date of such prepayment. Any Prepayment Notice must contain the amount of principal and interest to be prepaid by the Company. The end of the thirty-day period following a Prepayment Notice shall be referred to as a “Prepayment Date.” In the event that the Company sends a Prepayment Notice to Holder, Holder may elect prior to the Prepayment Date to convert into common stock of the Company pursuant to Section 3 hereof, all or part of the amount of principal and interest to be repaid under the Prepayment Notice instead of receiving such prepayment.

3. CONVERSION. The Holder of this Note is entitled, at its option and subject to the other terms set forth herein, at any time beginning on the date hereof, and in whole or in part, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, into shares of the common stock of the Company. Any amounts the Holder elects to convert will be converted into common stock at a rate of $0.20 per share. Any conversion shall be effectuated by giving a written notice (“Notice of Conversion”) to the Company on the date of conversion, stating therein the amount of principal and accrued interest due to Holder under this Note being converted.

Notwithstanding the foregoing, the Holder may not convert any outstanding amounts due under this Note if at the time of such conversion the amount of common stock issued for the conversion, when added to other shares of Company common stock owned by the Holder or which can be acquired by Holder upon exercise or conversion of any other instrument, would cause the Holder to own more than nine and nine-tenths percent (9.9%) of the Company’s outstanding common stock. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from Holder to the Company.

4. CONVERSION PRICE ADJUSTMENTS. In the event the Company should at any time after the date hereof do either of the following: i) fix a record date for the effectuation of a split or subdivision of the outstanding common stock of the Company, or ii) grant the holders of the Company’s common stock a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into additional shares of common stock without the payment of any consideration by such holder for the additional shares of common stock (a “Stock Adjustment”), then, as of the record date (or the date of the Stock Adjustment if no record date is fixed), the conversion price of this Note shall be appropriately adjusted so that the number of shares of common stock issuable upon conversion of this Note is adjusted in proportion to such change in the number of outstanding shares in order to insure such Stock Adjustment does not decrease the conversion value of this Note.

5. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)    The non-payment, when due, of any principal or interest pursuant to this Note;

(b)    The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 5(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

(c)    The breach of any covenant or undertaking, not otherwise provided for in this Section 5;

(d)    The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e)    The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. In addition, in the event of default, the company shall convey and assign to the Holder U.S. Patent Applications No. 12/361,808, No. 13/309,468 and No. 13/849,014 and its foreign counterparts in Europe and Japan, as described in the Patent License Agreement entered into by the Company on June 10, 2010.

6. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Cerebain Biotech Corp. 13455 Noel Road, Suite 1000 Dallas, TX 75240 Attn: Eric Clemons, President Facsimile No.:

with a copy to:	Law Offices of Craig V. Butler 9900 Research Dr. Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile No.: (949) 209-2545

If to Holder:	_______________________________ _______________________________ _______________________________ Facsimile No.: ____________________

 or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

7. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Orange County, California.

8. ATTORNEY’S FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

9. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

10. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

IN WITNESS WHEREOF, Company has executed this Amended and Consolidated Convertible Promissory Note as of the date first written above.

“Company”

Cerebain Biotech Corp.,
a Nevada corporation

/s/ Eric Clemons
By: Eric Clemons
Its: President

Acknowledged:

/s/ Brad Vroom
Brad Vroom